EXHIBIT 10.20.
Annual Incentive Plan

The Annual Incentive Plan (“Plan”) provides eligible employees the opportunity to earn cash awards for Company and individual performance during the Performance Period.

1. Performance Period: The Company’s fiscal year beginning on September 1, 2017 and ending on August 31, 2018.

2. Eligibility: All regular full-time and part-time employees of Monsanto Company and its subsidiaries (the “Company”) who do not participate in a sales or business-specific annual incentive plan.

3. Performance Goals:

•
The People and Compensation Committee of the Board of Directors (the “Committee”) establishes Threshold, Target and Outstanding level goals (“Goals”) for the applicable Performance Period relating to the following financial metrics:

➢	Net Sales (weighted 10%);

➢	Diluted Earnings Per Share (weighted 50%); and

➢	Cash Flow (weighted 40%).

•	Each employee participating in the Plan (a “Participant”) also has individual performance goals relating to business and/or development and people initiatives.

4. General Provisions:

•
Each Participant is provided a “Target Incentive Opportunity” for the Performance Period, expressed (subject to Section 8) as a percentage of the Participant’s base pay in effect as of (a) the last day of the Performance Period (i.e., August 31, 2018) or (b) if a Participant experiences a Qualifying Termination (as defined below), the Participant’s last day of employment with the Company or its affiliates.

•	The Plan’s “Target Award Pool” is the sum of the dollar amount of all Participants’ Target Incentive Opportunities.

5. Plan Funding:

•
After the end of the Performance Period, the Committee determines the funding of the Award Pool based upon the Company’s performance against each of the Net Sales, EPS and Cash Flow goals (considering each Goal’s respective weightings), past practice is as follows:

Performance Level	Potential Award Pool Funding (As a Percent of Target Award Pool)
Threshold	35%
Target	100%
Outstanding	200%

•	The “Funding Factor” determined by the Committee is multiplied by the Plan’s Target Award Pool to determine the amount of the Award Pool for the Performance Period.

•	Special considerations for the Committee to follow when determining funding of the Award Pool:

➢	The Committee may consider subjective factors in determining whether or not any Goal has been attained and the amount of Award Pool funding.

➢
The Award Pool will fund at 20% of Target-level funding in the event the Company pays dividends with respect to each of its fiscal quarters ending during the Performance Period. However, if the Company fails to attain at least the

Threshold-level of performance with respect to the EPS Goal, the Award Pool may not be funded at a level greater than 20% of Target-level funding.

➢
One or more of the Goals may be funded at above Outstanding-level funding if the Committee determines that Company performance with respect to the Goal warrants such funding; provided, however, the overall funding of the Award Pool is capped at 200% of Target-level funding unless the Committee determines in its sole discretion to fund above 200%.

6. Allocation of the Award Pool:

•	The Award Pool is allocated among Participants based upon the:

➢	Participant’s Target Annual Incentive Opportunity for the fiscal year;

➢	performance of the Participant’s business or function measured against business or function goals; and

➢	each Participant’s individual performance during the fiscal year

◦	People leaders: 50% of Award based on development of people, team and self (including diversity and inclusion); 50% based on business results

◦	Non-managers: 75% of Award based on business results; 25% on personal development

➢	Any amount earned by a participant under the terms of the Plan (an “Award”) will be paid in November following the Performance Period.

➢	A Participant’s Award may be greater than 200% of his or her Target Incentive Opportunity.

7. Events Affecting Payout of Individual Awards:

•
If a Participant commences employment with the Company during a Performance Period, the Participant is eligible for a pro-rated Award reflecting the actual number of months worked during the Performance Period (rounded to the nearest whole month).

•
If a Participant’s Target Incentive Opportunity changes during the Performance Period (by reason of a promotion or demotion or otherwise), the Participant is eligible for an Award reflecting the Target Incentive Opportunity in effect on the last day of the Performance Period.

•	If a Participant’s base pay changes during the Performance Period, the Participant’s Award is based on the Participant’s base pay in effect on the last day of the Performance Period.

•
If a Participant transfers employment within the Company or to a subsidiary of the Company, the Participant’s Award will come from the unit, division or subsidiary in which the Participant is working as of the last day of the Performance Period. In such an event, the Participant’s performance for the entire Performance Period will be considered in determining the amount of the Participant’s Award.

•	A Participant who:

➢
voluntarily resigns other than on account of “Retirement” forfeits all rights to the Participant’s Award unless the resignation occurs after the end of the Performance Period. “Retirement” is defined as a voluntary termination of employment on or after the attainment of age 55 and five years of employment with the Company and its affiliates.

➢
Subject to Section 8, involuntarily separates without cause (including by reason of poor performance), on account of Retirement, death or permanent disability (under the terms of any disability income plan or statute applicable to such Participant) (any such termination, a “Qualifying Termination”), is eligible to receive a prorated payment in respect of the Participant’s Award based on the Participant’s employment during the Performance Period (rounded to the nearest whole month), provided that the Participant worked at least three whole months during the fiscal year. Subject to

Section 8, such Award shall be paid at the same time that Awards are paid to Participants generally, but in no event later than 2 and ½ months after the end of the Performance Period.

➢
incurs a termination of employment for “cause” (as defined below), forfeits all rights to the Participant’s Award. A termination of employment for “cause” is defined as an involuntary termination of the Participant’s employment on account of the Participant engaging in (i) any willful or intentional neglect in performing the Participant’s duties, including, but not limited to, fraud, misappropriation or embezzlement involving property of the Company or an affiliate, or (ii) any other intentional wrongful act that may impair the goodwill or business of the Company or an affiliate, or that may cause damage to any of their businesses.

•
If a Participant receives overtime pay during the Performance Period, such pay shall be added to the applicable base pay for purposes of determining Target Incentive Opportunity, it being understood that in circumstances involving proration of an award pursuant to this Section 7 or to Section 8, the applicable target percentage under Section 4 shall be applied to the applicable annual base pay on a prorated basis but to actual overtime pay earned during the relevant portion of the Performance Period on a non-prorated basis (i.e., the use of actual overtime pay during the shortened period shall serve as effective proration).

•	Continued eligibility for employees employed in the United States who become represented by a collective bargaining unit during the Performance Period will be determined by good faith bargaining.

•
The Plan, and any actions taken hereunder, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the application of the conflicts of law provisions thereof or any other state.

8. Treatment of Awards in the Event of the Merger with Bayer

•
Notwithstanding anything to the contrary contained herein, if the merger (the “Merger”) contemplated by the merger agreement, dated as of September 14, 2016, by and between Bayer Aktiengesellschaft (“Bayer”), KWA Investment Co. and the Company closes during the Performance Period, a Participant’s Award shall be determined as follows:

➢
For the period from September 1, 2017 through December 31, 2017, the Participant shall be eligible for a pro-rated Award (the “Stub Year Award”) equal to the product of (x) the Participant’s Target Incentive Opportunity multiplied by (y) 1/3 (subject to further proration in accordance with Section 7 for a Participant who commenced employment with the Company subsequent to September 1, 2017). The Stub Year Award shall be paid at the time that Bayer pays its employees bonuses for calendar year 2017 (or, if the Merger closes after such time, the Stub Year Award shall be paid immediately prior to the closing of the Merger).

◦	Subject to the following bullets, payment of the Stub Year Award is subject to the Participant’s continued employment with the Company and its affiliates through the payment date.

◦
If the Participant experiences a Qualifying Termination between September 1, 2017 and the closing of the Merger, the Participant shall be eligible for a pro-rated Award determined in accordance with Section 7 in lieu of the Stub Year Award and in lieu of any rights to participate in the Bayer Plan (as defined below) in respect of calendar year 2018; provided, that if the Merger closes prior to the end of the Performance Period, as of the closing of the Merger, performance goals shall be deemed to have been achieved Target-level funding. The pro-rated Award shall be paid at the same time that the Stub Year Award is paid to other Participants generally.

◦
If the Participant experiences a Qualifying Termination on or after the closing of the Merger but prior to the payment of the Stub Year Award, the Participant shall be entitled to payment of the Stub Year Award, prorated based upon the number of months (rounded to the nearest whole month) the Participant was employed from September 1, 2017 through December 31, 2017, and to be paid at the same time that the Stub Year Award is paid to other Participants generally.

▪
To illustrate the “rounded to the nearest whole month” concept, a Qualifying Termination that occurs between the 1st and 15th of the month will be treated as if it had occurred on the 1st of the month, and a Qualifying Termination that occurs on or after the 16th of the month will be treated as if it had occurred on the 1st of the following month. For example, if a Participant who was employed on or prior to September 1, 2017 experiences a Qualifying Termination on November 1 through November 15, 2017, then the pro-rated Stub Year Award under this Plan will be 2/4, and if the Participant experiences a Qualifying Termination on November 16 through November 30, 2017, then the pro-rated Stub Year Award under this Plan will be 3/4.

➢
If the Participant is employed with the Company and its affiliates as of the closing of the Merger, the Plan shall terminate retroactive to January 1, 2018 and the Participant instead shall be eligible for an award under the annual cash incentive program provided to similarly situated employees of Bayer (the “Bayer Plan”) for the period from January 1, 2018 through December 31, 2018. The Participant’s incentive award for such period shall be determined in accordance with the terms and conditions of the Bayer Plan. However, if the Participant’s target incentive opportunity for such period under the Bayer Plan (the “Bayer Target Incentive Opportunity”) is less than the Participant’s Target Incentive Opportunity under the Plan, the Participant shall receive an additional cash payment equal to the amount by which the Participant’s Target Incentive Opportunity exceeds the Bayer Target Incentive Opportunity. Such additional cash payment shall be paid at the same time as Bayer pays annual incentive awards for 2018 to its employees, subject to the terms of the Bayer Plan or any other benefit plan or agreement applicable to the Participant.

➢	For purposes of this Section 8, the Participant’s Target Incentive Opportunity shall be determined as follows:

◦
With respect to the Stub Year Award, the Participant’s Target Incentive Opportunity shall be determined as a percentage of the Participant’s base pay in effect as of the earlier of (a) the last day of employment with the Company or its affiliates and (b) December 31, 2017.

◦
With respect to the award payable in respect of calendar year 2018, the Participant’s Target Incentive Opportunity shall be determined as a percentage of the Participant’s base pay in effect as of the closing of the Merger.

➢
For purposes of clarity, if the Merger closes during the Performance Period, the Stub Year Award shall be disregarded for purposes of calculating the amount of any termination or severance-related payments due to a Participant under any other plan, agreement or arrangement of the Company or its affiliates that are based on incentive opportunities or payments.

➢
In the event that a Participant becomes entitled to a pro-rated Award under this Plan and a corresponding pro-rated annual cash incentive award another plan, agreement or arrangement of the Company or its affiliates, the pro-rated Award payable hereunder shall be reduced (but not below $0) by the amount of the corresponding award payable under such other plan, agreement or arrangement.